Exhibit 2.2

EXECUTION VERSION

10th November 2020

TAKE-TWO INTERACTIVE SOFTWARE, INC.

CODEMASTERS GROUP HOLDINGS PLC

CO-OPERATION AGREEMENT

CityPoint, 1 Ropemaker Street

London, EC2Y 9AW

i

THIS AGREEMENT is made on 10 November 2020

BETWEEN:

(1)

TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation incorporated and registered in the State of Delaware, USA with company number 2353224 whose registered office is at 251 Little Falls Drive, Wilmington, Delaware, 19808 USA (“Take-Two”); and

(2)

CODEMASTERS GROUP HOLDINGS PLC, a public limited company incorporated and registered in England and Wales with company number 06123106 whose registered office is at Codemasters Campus, Stoneythorpe, Southam, Warwickshire, CV47 2DL, England (“Codemasters”),

each a “party” and, together, the “parties”.

WHEREAS:

(A)

Take-Two proposes to announce immediately following execution of this Agreement a firm intention to make a recommended acquisition of the entire issued and to be issued share capital of Codemasters pursuant to Rule 2.7 of the Code.

(B)	The Acquisition will be made on the terms and subject to the conditions set out in the Announcement and this Agreement.

(C)

The parties intend that the Acquisition will be implemented by way of the Scheme, although Take-Two reserves the right, subject to the terms of this Agreement and the Announcement, to implement the Acquisition by way of the Takeover Offer.

(D)	The parties are entering into this Agreement to set out certain obligations and commitments in relation to the implementation of the Acquisition (whether by way of the Scheme or the Takeover Offer).

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1

In this Agreement (including the recitals but excluding Schedule 1), the terms and expressions listed in this clause 1.1 shall have the meanings set out in this clause 1.1. Terms and expressions used in Schedule 1 (Form of Announcement) shall have the meanings given to them in Schedule 1.

“Acceptance Condition” means the acceptance condition to any Takeover Offer;

“Acquisition” means the proposed direct or indirect acquisition of the entire issued and to be issued share capital of Codemasters by Take-Two, to be effected by way of: (i) the Scheme; or (ii) the Takeover Offer (as the case may be);

“Acquisition Document” means (i) if the Scheme is (or is to be) implemented, the Scheme Document; or (ii) if the Takeover Offer is (or is to be) implemented, the Offer Document;

“Agreed Switch” has the meaning given in clause 6.1(a);

“AIM Rules” means the ‘AIM Rules for Companies’ as published by the London Stock Exchange from time to time;

“Announcement” means the announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Code, in substantially the form set out in Schedule 1 (Form of Announcement);

“Business Day” means any day (excluding any Saturday or Sunday or public or bank holiday) on which banks are open for business in London and New York;

“Clearances” means any approvals, consents, clearances, determinations, permissions, confirmations, comfort letters and waivers that may need to be obtained, all applications and filings that may need to be made and all waiting periods that may need to have expired, from or under any Law or practices applied by any Relevant Authority (or under any agreements or arrangements to which any Relevant Authority is a party), in each case that are necessary and/or expedient to satisfy one or more of the Regulatory Conditions; and any reference to any Clearance having been “satisfied” shall be construed as meaning that the foregoing has been obtained, or where relevant, made or expired;

“CMA” means the UK Competition and Markets Authority;

“Code” means the City Code on Takeovers and Mergers, as issued from time to time by or on behalf of the Panel;

“Codemasters Board” means the board of directors of Codemasters from time to time;

“Codemasters Board Adverse Recommendation Change” means:

(a)

if Codemasters makes an announcement prior to the publication of the Acquisition Document(s) that: (i) the Codemasters Directors no longer intend to make the Codemasters Board Recommendation or intend adversely to modify or qualify such recommendation; (ii) it will not convene the Court Meeting or the Codemasters General Meeting; or (iii) it intends not to post the Scheme Document or (if different) the document convening the Codemasters General Meeting;

(b)

if Codemasters makes an announcement that it will delay the convening of, or will adjourn, the Court Meeting, the Codemasters General Meeting or the Court Hearing, in each case without the consent of Take-Two, except where such delay or adjournment is solely caused by logistical or practical reasons beyond Codemasters’ reasonable control;

(c)	the Codemasters Board Recommendation is not included in the Acquisition Document(s);

(d)	the Codemasters Directors withdraw, adversely modify or adversely qualify the Codemasters Board Recommendation;

(e)

if the Codemasters Directors announce the entry into by the Codemasters Group of any transaction which would constitute (i) a reverse takeover of Codemasters (as defined in the Code); or a significant transaction for, or a reverse takeover of, Codemasters (each as defined in the AIM Rules); or

(f)

if, after the approval of the Codemasters Resolutions, the Codemasters Directors announce that they will not implement the Scheme (other than: (i) in connection with an announcement of an offer or revised offer by Take-Two for Codemasters, or (ii) because a Clearance has failed, or become impossible, to be satisfied);

“Codemasters Board Recommendation” means a unanimous and unqualified recommendation from the Codemasters Directors to Codemasters Shareholders in respect of the Acquisition: (i) to vote in favour of the Scheme at the Court Meeting and in favour of the Codemasters Resolutions; or (ii) if Take-Two elects to implement the Acquisition by means of a Takeover Offer in accordance with the terms of this Agreement, to accept the Takeover Offer;

“Codemasters Directors” means the directors of Codemasters from time to time;

“Codemasters ESOP” means the Codemasters Employee Share Option Plan;

“Codemasters General Meeting” means the general meeting of Codemasters (including any adjournment, postponement or reconvention of it) to be convened for the purposes of considering, and if thought fit approving, the shareholder resolutions necessary for Codemasters to implement the Acquisition, notice of which shall be contained in the Scheme Document;

“Codemasters Group” means Codemasters and its subsidiaries and subsidiary undertakings from time to time;

“Codemasters LTIP” means the Codemasters Long Term Incentive Plan;

“Codemasters NED Plan” means the Codemasters Non-Executive Director Plan;

“Codemasters Remuneration Committee” means the remuneration committee of the Codemasters Board;

“Codemasters Representative” has meaning given to it in clause 12.4;

“Codemasters Resolutions” means such shareholder resolutions of Codemasters as are necessary to approve, implement and effect the Scheme and the Acquisition and changes to Codemasters’ articles of association;

“Codemasters Share Option Schemes” means the Codemasters ESOP, the Codemasters LTIP, the New Codemasters NED Award and the Codemasters NED Plan;

“Codemasters Shareholders” means holders of Codemasters Shares from time to time;

“Codemasters Shares” means the ordinary shares of £0.01 each in the capital of Codemasters;

“Companies Act” means the Companies Act 2006;

“Competing Proposal” means:

(a)

an offer (including a partial offer for 30% or more of the issued or to be issued ordinary share capital of Codemasters, exchange or tender offer), merger, acquisition, dual-listed structure, scheme of arrangement, reverse takeover, whitewash transaction and/or business combination (or the announcement of a firm intention to do the same), the purpose of which is to acquire, directly or indirectly, 30 per cent. or more of the issued or to be issued ordinary share capital of Codemasters (when aggregated with the shares already held by the acquirer and any person acting or presumed or deemed to be acting in concert with the acquirer) or any arrangement or series of arrangements which results in any party acquiring, consolidating or increasing ‘control’ (as defined in the Code) of Codemasters;

(b)

the acquisition or disposal, directly or indirectly, of all or a significant proportion (being 30 per cent. or more) of the business, assets and/or undertakings of the Codemasters Group calculated by reference to any of its revenue, profits or value taken as a whole;

(c)

a demerger and/or liquidation involving all or a significant portion (being 30 per cent. or more) of the Codemasters Group calculated by reference to any of its revenue, profits or value taken as a whole; or

(d)

any other transaction which would be reasonably likely materially to preclude, impede or delay or otherwise prejudice, be an alternative to, or inconsistent with, the implementation of the Acquisition,

in each case which is not effected by Take-Two (or a person acting in concert with Take-Two) or at Take-Two’s direction or with Take-Two’s agreement, and in each case whether implemented in a single transaction or a series of transactions and whether conditional or otherwise;

“Competition Law” means Chapters I and II of the Competition Act 1998, Section 188 of the Enterprise Act 2002, Articles 101 and 102 of the Treaty on the Functioning of the European Union, and any other Law relating to competition and antitrust;

“Conditions” means:

(a)

for so long as the Acquisition is being implemented by means of the Scheme, the conditions to the implementation of the Acquisition (including the Scheme) as set out in Appendix I to the Announcement and to be set out in the Acquisition Document (including the Regulatory Conditions), as may be amended by Take-Two with the consent of the Panel (and, for so long as the Scheme is subject to a unanimous and unqualified recommendation from the board of directors of Codemasters, with the consent of Codemasters); and

(b)

for so long as the Acquisition is being implemented by means of a Takeover Offer, the conditions referred to in (a) above, as amended by replacing the Scheme Conditions with the Acceptance Condition and as may be further amended by Take-Two with the consent of the Panel (and in the case of an Agreed Switch, and for so long as the Offer is subject to a unanimous and unqualified recommendation from the board of directors of Codemasters, with the consent of Codemasters), and “Condition” shall be construed accordingly;

“Confidentiality Agreement” means the confidentiality agreement between Codemasters and Take-Two in relation to the Acquisition dated 25 August 2020;

“Court” means the High Court of Justice of England and Wales;

“Court Hearing” means the hearing of the Court to sanction the Scheme under section 899 of the Companies Act and, if such hearing is adjourned, reference to commencement of any such hearing shall mean the commencement of the final adjournment thereof;

“Court Meeting” means meeting of the Codemasters Shareholders to be convened pursuant to an order of the Court under the Part 26 of the Companies Act, notice of which will be set out in the Scheme Document, for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment thereof, notice of which is to be contained in the Scheme Document;

“Court Order” means the order(s) of the Court sanctioning the Scheme under section 899 of the Companies Act;

“Court Sanction” means the granting of the Court Order at the Court Hearing;

“Effective” means in the context of the Acquisition: (i) if the Acquisition is implemented by way of the Scheme, means the Scheme having become effective pursuant to its terms; or (ii) if the Acquisition is implemented by way of a Takeover Offer, means the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the Code;

“Effective Date” means the date upon which the Acquisition becomes Effective;

“FCA” means the Financial Conduct Authority or its successor from time to time;

“Law” means any applicable statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree, directive, policy, guideline, interpretation or rule of common law issued, administered or enforced by any Relevant Authority, or any judicial or administrative interpretation thereof;

“London Stock Exchange” means London Stock Exchange plc;

“Long Stop Date” means 30 April 2021 or such later date or time as Take-Two and Codemasters agree (with the Panel’s consent and as the Court may approve (if such approval(s) are required));

“Offer Document” means should the Acquisition be implemented by means of a Takeover Offer, the document to be sent to (amongst others) Codemasters Shareholders containing, among other things, the full terms and conditions of such Takeover Offer;

“Offer Price” has the meaning given to it in the Announcement;

“Panel” means the UK Panel on Takeovers and Mergers;

“Regulatory Conditions” means the conditions set out in paragraphs 3.3 to 3.5 (inclusive) of Part A of Appendix I to the Announcement;

“Regulatory Information Service” means a primary information provider which has been approved by the FCA to disseminate regulated information;

“Relevant Authority” means any central bank, ministry, governmental, quasi-governmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational anti-trust, competition or merger control authority, any sectoral ministry or regulator and foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction, including, for the avoidance of doubt, the Panel, the CMA, the German Bundeskartellamt or the Austrian Bundeswettbewerbsbehörde;

“Scheme” means the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Codemasters and the Codemasters Shareholders to implement the Acquisition, with or subject to any modification thereof or addition thereto or condition approved or imposed by the Court (where applicable) and agreed by Codemasters and Take-Two;

“Scheme Conditions” means the conditions referred to in paragraphs 1 and 2 of Part A of Appendix I to the Announcement;

“Scheme Document” means the document to be despatched to (among others) Codemasters Shareholders containing and setting out, among other things, the full terms and conditions of the Scheme, containing the explanatory statement required by section 897 of the Companies Act and the notices convening the Court Meeting and the Codemasters General Meeting;

“Scheme Record Time” means the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately preceding the Effective Date or such other time as Codemasters and Take-Two may agree;

“Scheme Shareholders” means the holders of Scheme Shares;

“Scheme Shares” has the meaning given in the Announcement;

“Securities Act” means the US Securities Act of 1933, as amended;

“Significant Interest” means in relation to an undertaking, a direct or indirect interest in twenty (20) per cent. or more of (i) the total voting rights conferred by the equity share capital (as defined in section 548 of the of the Companies Act) of such undertaking or (ii) the relevant partnership interest;

“Switch” has the meaning given in clause 6.1;

“Takeover Offer” means if (subject to the consent of the Panel and the terms of the Announcement) the Acquisition is effected by way of a takeover offer as defined in Part 28 of the Companies Act, the offer to be made by or on behalf of Take-Two to acquire the issued and to be issued ordinary share capital of Codemasters on the terms and subject to the conditions to be set out in the related Offer Document;

“Take-Two Directors” means the directors of Take-Two from time to time;

“Take-Two RSU Plan” means the Amended and Restated Take-Two Interactive Software, Inc. 2017 Stock Incentive Plan;

“Wider Take-Two Group” means Take-Two and its subsidiaries, subsidiary undertakings, associated undertakings and any other undertaking in which Take-Two and/or such undertakings (aggregating their interests) have a Significant Interest; and

“Working Hours” means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)	the expressions “subsidiary” and “subsidiary undertaking” have the meanings given in the Companies Act;

(b)	the expressions “acting in concert” and “concert parties” shall be construed in accordance with the Code;

(c)	“interest” in shares or securities shall be construed in accordance with the Code;

(d)

a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(e)

references to a “person” include any individual, an individual’s executors or administrators, a partnership, a firm, a body corporate (wherever incorporated), an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture, association, works council or employee representative body (in any case, whether or not having separate legal personality);

(f)	references to a recital, paragraph, clause or Schedule (other than a schedule to a statutory provision) shall refer to those of this Agreement unless stated otherwise;

(g)	headings do not affect the interpretation of this Agreement, the singular shall include the plural and vice versa, and references to one gender include all genders;

(h)	references to time are to London time;

(i)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(j)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(k)	references to “£”, “GBP”, “pounds sterling”, “Sterling”, “pence” and “p” are references to the lawful currency from time to time of the United Kingdom;

(l)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(m)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied or supplemented at any time; and

(n)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	Publication of the Announcement and the terms of the Acquisition

2.1

The obligations of the parties under this Agreement, other than clause 1, this clause 2.1 and clauses 11 to 19 (inclusive) and 21 to 26 (inclusive), shall be conditional on the release of the Announcement via a Regulatory Information Service at or before 8:00 a.m. on the date of this Agreement or such later time and date as the parties may agree (and, where required by the Code, the Panel may approve). Clause 1, this clause 2.1 and clauses 11 to 19 (inclusive) and 21 to 26 (inclusive) shall take effect on and from execution of this Agreement.

2.2

The terms of the Acquisition shall be as set out in the Announcement, together with such other terms as may be permitted by this Agreement or otherwise agreed by the parties in writing (save in the case of an improvement to the terms of the Acquisition, which will be at the absolute discretion of Take-Two) and, where required by the Code, approved by the Panel. The terms of the Acquisition at the date of publication of the Acquisition Document shall be set out in the Acquisition Document. If Take-Two elects to implement the Transaction by way of an Offer in accordance with clause 6, the terms of the Acquisition shall be set out in the announcement of the switch to a Takeover Offer and in the Offer Document.

3.	Regulatory clearances

3.1	Take-Two shall be responsible for satisfying all Clearances and Regulatory Conditions and shall use reasonable endeavours to do so.

3.2	Except where otherwise required by Law or a Relevant Authority:

(a)

Take-Two shall consult with Codemasters, in good faith and on a timely basis, and reasonably take into account in good faith the views of Codemasters with respect to the relevant Clearances in order to determine and seek to agree the strategy for satisfying such Clearances, including the strategy for contacting and corresponding with any relevant Regulatory Authority in relation to such Clearances (including preparing and submitting all filings, notifications, and/or submissions that are necessary or expedient for the purposes of satisfying the Clearances and Regulatory Conditions as promptly as is reasonably practicable);

(b)

Take-Two shall contact and correspond with the Relevant Authorities in relation to the relevant Clearances including preparing and submitting to any Relevant Authority any filing, notification or submission that is necessary or expedient for the purposes of satisfying the Clearances and Regulatory Conditions as promptly as is reasonably practicable and in any event with sufficient time before any applicable deadline or due date (such acts to be done after prior consultation with Codemasters, unless any such contact or correspondence relates to purely administrative matters) and, without prejudice to the generality of the foregoing but subject to Codemasters complying with its obligations under clauses 3.3 and 3.5, by no later than 11:59 p.m. on 25 November 2020 Take-Two shall submit by electronic and/or paper copy (as may be required):

(i)

a final merger filing to the Austrian Bundeswettbewerbsbehörde, prepared in accordance with the guidance issued by the Relevant Authority from time to time, so as to enable it to assess the Acquisition in the context of the applicable national merger control regime;

(ii)

a final merger filing to the German Bundeskartellamt prepared in accordance with the guidance issued by the Relevant Authority from time to time, so as to request it to grant clearance of the Acquisition in the context of the applicable national merger control regime, and to enable it to undertake such an assessment; and

(iii)

a final form briefing note to the CMA prepared in accordance with the guidance issued by the Relevant Authority from time to time, explaining why Take-Two does not propose to submit a merger notice to the CMA in the context of the applicable national merger control regime; and

(c)	Take-Two shall be responsible for the payment of all filing and/or administrative fees payable to any Relevant Authorities in connection with the Clearances and the Regulatory Conditions.

3.3	Each party shall:

(a)	provide the other, in a timely manner, such information and assistance as may be reasonably required and requested for:

(i)

Take-Two to determine, in consultation with Codemasters, in which jurisdictions any filing, notification or submission to a Relevant Authority is necessary or expedient for the purposes of satisfying the Clearances;

(ii)

any filings, notifications or submissions to be made to any Relevant Authorities as are necessary or expedient for the purposes of satisfying the Clearances, taking into account all applicable waiting periods; and

(iii)

ensure that all information necessary for the making of (or responding to any requests for further information consequent upon) any such filings, notifications or submissions (including draft versions necessary for the purpose of obtaining the Clearances), and that is in the possession of, or reasonably obtainable by the parties (including from third parties through the exercise of contractual rights)) is supplied accurately and as promptly as reasonably practicable;

save that any information provided by either party pursuant to this clause 3.3 may be redacted as may be reasonably required to address legal privilege or confidentiality concerns or to comply with applicable Competition Law or to protect commercially or competitively sensitive information and/or may be provided on an external counsel only basis.

3.4	For the purposes of clause 3.3 the parties acknowledge that the provision of information may nonetheless be prevented by obligations of confidentiality owed to third parties or by Law.

3.5

Except where prohibited by Law or a Regulatory Authority, and, without prejudice to clause 3.3, each party shall work cooperatively and reasonably with the other party and its advisers to satisfy the Clearances and Regulatory Conditions, and each party shall :

(a)

provide in a timely manner such cooperation as is reasonably required and requested by the other in connection with the preparation of all such filings, notifications or submissions referred to in clause 3.2(b) and in relation to the preparation of any other submissions, material correspondence or material communications to any Relevant Authority in connection with the Clearances, taking into account all applicable waiting periods;

(b)

provide, or procure the provision of, draft copies of all notifications, filings, submissions, material correspondence and material communications (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications) intended to be sent or communicated to any Relevant Authority in relation to satisfying any Clearances to the other party and its legal advisers at such time as will allow the receiving party a reasonable opportunity to provide comments on such filings, notifications, submissions, material correspondence and material communications before they are submitted, sent or made and each party shall provide the other party with copies of all such filings, submissions, material correspondence and material communications in the form finally submitted or sent (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications);

(c)

have regard in good faith to comments made in a timely manner by the other party on draft copies of filings, notifications, submissions, material correspondence and material communications provided pursuant to clause 3.5(b);

(d)

notify the other party, and provide copies (including, in the case of non-written communications, reasonably detailed summaries of material non-written communications), in a timely manner of any material correspondence or material communication from any Relevant Authority in relation to obtaining any Clearance;

(e)

keep the other party reasonably informed as to the progress of any filing, notification or submission submitted any Relevant Authority and allow the other party and its advisers: (i) to attend all meetings or material calls with any Relevant Authority or other persons or bodies (unless prohibited by the Relevant Authority, Law or other person or body) relating to satisfying any Clearance; and (ii) to make reasonable oral submissions at such meetings or calls; and

(f)

where reasonably requested by the other party, and insofar as permitted by the Relevant Authority, make available appropriate representatives for meetings and calls with any Relevant Authority in connection with the satisfying of any Clearances.

3.6	Each party undertakes to inform the other party as promptly as is reasonably practicable of:

(a)	any developments which are material or potentially material to the satisfaction of any Clearance; and

(b)	the satisfaction of the Regulatory Conditions.

3.7	Subject to clause 3.2, each party undertakes not to:

(a)	submit or withdraw a filing notification or submission made to any Relevant Authority whose consent is not required for the Acquisition to complete or

(b)	submit or withdraw a filing, notification or submission made to any Relevant Authority whose consent is required for the Acquisition to complete,

in each case without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

3.8	Take-Two undertakes to Codemasters that until the Regulatory Conditions are satisfied:

(a)

it shall not enter into an agreement for, or consummate, any acquisition or other transaction or take any action which would, or would be reasonably likely to, have the effect of preventing or materially delaying satisfaction of the Clearances and the Regulatory Conditions or completion of the Acquisition at the earliest practicable date; and

(b)	it shall, in each case to the extent permitted by applicable law, regulation and any applicable obligations of confidentiality, inform Codemasters promptly in the event that it becomes aware of any member of the Wider Take-Two Group entering into an agreement for, or consummating, any acquisition or other transaction or taking any action which would, or would reasonably be expected to, have the effect of preventing or materially delaying satisfaction of the Clearances and the Regulatory Conditions or completion of the Acquisition at the earliest practicable date.

4.	Scheme Document

4.1	Take-Two agrees:

(a)

promptly to provide Codemasters all such information about itself, its directors, its concert parties and the Wider Take-Two Group as may reasonably be requested and which is required by Codemasters (having regard to the Code and other Law) for inclusion in the Scheme Document (including any information required under the Code or other Law);

(b)

promptly to provide Codemasters with all such other assistance and access as may reasonably be required in connection with the preparation of the Scheme Document and any other document required under the Code or by other Law to be published in connection with the Scheme, including access to, and ensuring the provision of reasonable assistance by, Take-Two’s relevant professional advisers; and

(c)

to procure that the Take-Two Directors accept responsibility, in the terms required by the Code, for all the information (including any expressions of opinion) in the Scheme Document and any other document required under the Code or by other Law to be published in connection with the Scheme relating to themselves (and their close relatives (as defined in the Code), related trusts and persons connected with them), the Wider Take-Two Group, their concert parties, the financing of the Acquisition, information on Take-Two’s future plans for the Codemasters Group, its management and employees, any statements of opinion, belief, intention or expectation of the Take-Two Directors in relation to the Acquisition following the Effective Date and any other information in the Scheme Document for which an offeror is required to accept responsibility under the Code.

4.2

For as long as the Acquisition is being implemented by way of a Scheme, Take-Two shall cause all New Take-Two Shares which are issued to Codemasters Shareholders upon the Scheme becoming effective to be issued in reliance on the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) of the Securities Act.

5.	Implementation of the Acquisition

5.1	Where the Acquisition is being implemented by way of the Scheme:

(a)	Take-Two undertakes that, by no later than 11:59 p.m. on the Business Day immediately preceding the Court Hearing, it shall deliver a notice in writing to Codemasters either:

(i)	confirming the satisfaction or waiver of all Conditions (other than the Scheme Conditions); or

(ii)

confirming Take-Two’s intention to invoke one or more Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Take-Two reasonably considers entitle it to invoke such Condition(s) and the reasons why Take-Two considers such event or circumstance to be sufficiently material for the Panel to permit it to invoke such Condition(s);

(b)

where Take-Two confirms the satisfaction or waiver of all Conditions (other than the Scheme Condition) in accordance with clause 5.1(a)(i), Take-Two agrees that Codemasters shall be permitted to take the necessary steps to procure that the Court Hearing is duly held as soon as reasonably practicable thereafter (having regard to the proposed timetable agreed between the parties and included in the Scheme Document or in any subsequent agreed announcement regarding the implementation of the Acquisition); and

(c)

where Take-Two confirms the satisfaction or waiver of all Conditions (other than the Scheme Condition) in accordance with clause 5.1(a)(i), Take-Two irrevocably agrees to undertake to the Court to be bound by the terms of the Scheme in so far they relate to Take-Two, that Codemasters or its counsel may provide to the Court a copy of such undertaking to evidence such agreement and to provide such other documentation or other information and to do all such things as may reasonably be required by Codemasters, its counsel or the Court, in relation to such agreement (including instructing Codemasters’ counsel to so undertake on its behalf in relation to the Scheme and, if so required, to appear before the Court by counsel to so undertake).

5.2

If Take-Two becomes aware of any fact, matter or circumstance that it reasonably considers would entitle Take-Two to invoke (and the Panel would permit Take-Two to so invoke) any of the Conditions or treat any of the Conditions as unsatisfied or incapable of satisfaction (applying the test set out in Rule 13.5 of the Code), Take-Two shall (subject to Law) inform Codemasters providing reasonable details as soon as is reasonably practicable.

6.	Switching to a Takeover Offer

6.1

The parties currently intend that the Acquisition will be implemented by way of the Scheme. However, Take-Two shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Takeover Offer rather than the Scheme (such election being a “Switch”) only if:

(a)	Codemasters provides its prior written consent (an “Agreed Switch”), in which case clause 6.2 shall apply; or

(b)	a Codemasters Board Adverse Recommendation Change occurs.

6.2	In the event of any Agreed Switch, unless otherwise agreed in writing between Take-Two and Codemasters or required by the Panel:

(a)

the parties agree that the Acceptance Condition shall be set at ninety (90) per cent. of the Codemasters Shares to which the Offer relates (or such lesser percentage as may be agreed between the parties in writing after, to the extent necessary, consultation with the Panel, being in any case more than fifty (50) per cent. of the Codemasters Shares to which the Offer relates);

(b)

Take-Two shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document (“Day 60”) (or such later date if the final deadline for acceptances is extended by the Panel in accordance with Rule 31.6 of the Code and the Notes on Rule 31.6 of the Code) and Take-Two shall ensure that the Offer remains open for acceptances until such time;

(c)

Take-Two shall ensure that the only conditions of the Offer shall be the Conditions (subject to replacing the Condition set out in paragraph 3 of Part A (Conditions and Further Terms of the Acquisition) of Appendix I to the Announcement with the Acceptance Condition referred to in clause 6.2(a) and any other modifications or amendments to such terms and conditions as may be required by the Panel or which are necessary as a result of the Agreed Switch) and that the Offer is made on terms that are no less favourable to offerees than those set out in the Announcement;

(d)

Take-Two shall keep Codemasters informed, on a confidential basis and reasonably promptly following receipt of a written request from Codemasters, of the number of holders of Codemasters Shares that have validly returned their acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms and the identity of such shareholders and the number of Codemasters Shares to which such forms relate; and

(e)	the parties agree that:

(i)	all provisions of this Agreement shall continue to apply save as set out in this clause 6.2; and

(ii)

all provisions of this Agreement relating to the Scheme and the Scheme Document and its implementation shall apply to the Offer, the Offer Document and its implementation mutatis mutandis, save as set out in this clause 6.

6.3	In the event of an Agreed Switch, Take-Two shall:-

(a)

submit, or procure the submission of drafts and revised drafts of the Offer Document to Codemasters for review and comment and shall take into account any reasonable comments from Codemasters for the purposes of preparing revised drafts; and

(b)

obtain Codemasters’ approval for the contents of the information on the Codemasters Group contained in the Offer Document before it is posted or published and afford Codemasters sufficient time to consider such documents in order to give its approval. If Codemasters does not approve the information in the Offer Document within 28 days from the date of the Agreed Switch, Take-Two shall be entitled to publish the Offer Document containing only information required by Rule 24 of the Code excluding such information as may be approved by the Panel.

6.4

Take-Two hereby represents that it is not, at the date of this Agreement, and undertakes that it shall not become, following the date of this Agreement, required to make a mandatory offer for Codemasters under Rule 9 of the Code.

7.	Codemasters dividends

As set out in further detail in the Announcement, if on or after the date of the Announcement any dividend or other distribution is declared, paid or made or becomes payable by Codemasters, Take-Two reserves the right to reduce the Offer Price by the aggregate amount of such dividend or distribution, in which case the relevant eligible Take-Two Shareholders will be entitled to receive and retain such dividend and/or distribution.

8.	Codemasters Share Option Schemes

8.1	The provisions of Schedule 2 shall apply in respect of the Codemasters Share Option Schemes.

8.2

Each of the parties agrees that if the Acquisition is implemented by way of the Scheme, the timetable for its implementation shall be fixed so far as is possible so as to enable options and awards under the relevant Codemasters Share Option Schemes which provide for exercise and/or vesting upon the sanction of the Scheme by the Court to be exercised or vest in sufficient time to enable the resulting Codemasters Shares to be bound by the Scheme on the same terms as Codemasters Shares held by Codemasters Shareholders.

8.3	Codemasters represents and warrants to Take-Two that:

(a)	none of the recipients of awards under the Take-Two RSU Plan as referred to in paragraphs 4(a) or 4(f) of Schedule 2 is at the date of this Agreement a director of, or a shareholder in, Codemasters;

(b)	the issued share capital of Codemasters at the date of this Agreement is 152,411,266 Codemasters Shares;

(c)	the total number of Codemasters Shares which may be allotted and issued pursuant to the Codemasters Share Option Schemes at the date of this Agreement is 3,536,287; and

(d)	the total number of Codemasters Shares which may be allotted and issued pursuant to options granted under the Codemasters Share Options Schemes on or after the date of this Agreement is 451,045.

9.	Directors’ and officers’ insurance

9.1	If and to the extent such obligations are permitted by Law, for six (6) years after the Effective Date, Take-Two shall procure that the members of the Codemasters Group honour and fulfil their respective obligations (if any) existing as at the date of this Agreement to indemnify their respective directors and officers and to advance expenses, in each case with respect to matters existing or occurring at or prior to the Effective Date. Nothing in the foregoing shall require any member of the Codemasters Group or Take-Two to indemnify any director to the extent it is unlawful to do so.

9.2

Take-Two acknowledges that Codemasters may purchase directors’ and officers’ liability insurance cover for both current and former directors and officers of the Codemasters Group, including directors and officers who retire or whose employment is terminated as a result of the Acquisition, for acts and omissions up to and including the Effective Date, in the form of runoff cover for a period of six (6) years following the Effective Date. Such insurance cover shall be with reputable insurers and provide cover, in terms of amount and breadth, substantially equivalent to that provided under the Codemasters Group’s directors’ and officers’ liability insurance as at the date of this Agreement. Each of the directors, officers and employees of the Codemasters Group to which clause 9.1 and this clause 9.2 apply will have the right, under the Contracts (Rights of Third Parties) Act 1999, to enforce his or her rights against Take-Two under clause 9.1 and this clause 9.2.

10.	Termination

10.1	Subject to clauses 10.2 to 10.3 (inclusive), this Agreement shall terminate and all obligations of the parties under this Agreement shall cease, as follows:

(a)	if agreed in writing between the parties;

(b)	if the Announcement is not released by 8:00 a.m. on the date of this Agreement (unless, prior to that time, the parties have agreed another time in accordance with clause 2.1);

(c)	upon service of written notice by Take-Two to Codemasters or Codemasters to Take-Two prior to the Long Stop Date, if:

(i)

a third party announces a firm intention to make an offer or revised offer (whether or not subject to the satisfaction or waiver of any pre-conditions) for Codemasters, which is recommended by the Codemasters Directors; or

(ii)	a Codemasters Board Adverse Recommendation Change occurs;

(d)	upon service of written notice by Take-Two to Codemasters prior to the Long Stop Date stating that either:

(i)

any Condition which has not been waived is (or has become) incapable of satisfaction by the Long Stop Date and, notwithstanding that Take-Two has the right to waive such Condition, Take-Two will not do so; or

(ii)	any Condition which is incapable of waiver is incapable of satisfaction by the Long Stop Date,

in each case in circumstances where the invocation of the relevant Condition (or confirmation that the Condition is incapable of satisfaction, as appropriate) has been permitted by the Panel;

(e)	upon service of written notice by Take-Two to Codemasters or by Codemasters to Take-Two prior to the Long Stop Date, if:

(i)	a Competing Proposal is recommended by the Codemasters Board; or

(ii)	a Competing Proposal completes, becomes effective or is declared or becomes unconditional in all respects; or

(iii)	the Codemasters Resolutions are not passed at the Court Meeting and the Codemasters General Meeting; or

(iv)	the Court refuses to sanction the Scheme;

(f)

if the Acquisition is, with the permission of the Panel, withdrawn with the consent of Take-Two or lapses in accordance with its terms prior to the Long Stop Date (other than where: (i) such lapse or withdrawal is as a result of the exercise of Take-Two’s right to effect a Switch; or (ii) such lapse or withdrawal either is not, in the case of a withdrawal, confirmed by Take-Two, or it is otherwise to be followed within five (5) Business Days by an announcement under Rule 2.7 of the Code made by Take-Two or a person acting in concert with Take-Two to implement the Acquisition by a different offer or scheme on substantially the same or improved terms); or

(g)	unless otherwise agreed by the parties in writing, if the Effective Date has not occurred on or before the Long Stop Date.

10.2	Termination of this Agreement shall be without prejudice to the rights of the parties which have arisen prior to termination, including any claim in respect of a breach of this Agreement.

10.3

The following provisions shall survive termination of this Agreement: clauses 13 to 19 (inclusive), 21 to 26 (inclusive), this clause 10 and all related provisions of clause 1 (Definitions and interpretation).

11.	Takeover Code

11.1

Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms of this Agreement.

11.2

The parties agree that, if the Panel determines that any provision of this Agreement that requires Codemasters to take or not to take any action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.

11.3	Nothing in this Agreement shall oblige Codemasters or the Codemasters Directors to recommend a Takeover Offer or a Scheme proposed by Take-Two or any member of the Wider Take-Two Group.

11.4

Without prejudice to the representations and warranties given by the parties pursuant to clauses 8.3 and 12, nothing in this Agreement shall be taken to restrict the directors of any member of the Wider Take-Two Group or the Codemasters Group from complying with Law, orders of court or regulations, including the Code, the AIM Rules and the rules and regulations of the Panel.

12.	Representations and warranties

12.1	Each party represents and warrants to the other party on the date of this Agreement that:

(a)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(b)	this Agreement constitutes its binding obligations in accordance with its terms; and

(c)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument which is material in the context of the Acquisition to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

12.2

No party shall have any claim against any other party pursuant to clause 12.1 for misrepresentation or breach of warranty after the Effective Date (without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement).

12.3

Take-Two acknowledges and agrees, on its own behalf and on behalf of the Wider Take-Two Group, that any information and/or assistance provided by any of the Codemasters Directors, officers, employees or advisers (each a “Codemasters Representative”) to it and/or any member of the Wider Take-Two Group or any of their respective directors, officers, employees or advisers, whether before, on or after the date of this Agreement: (i) pursuant to the obligations of Codemasters or any member of the Codemasters Group under or otherwise in connection with this Agreement; or (ii) in connection with the Acquisition shall in each case be given on the basis that the relevant Codemasters Representative shall not incur any liability nor owe any duty of care to any member of the Wider Take-Two Group in respect of any loss or damage that any member of the Wider Take-Two Group or any of their respective directors, officers, employees or advisers may suffer as a result of the provision of any such information and/or assistance (save, in each case for loss or damage resulting from the fraudulent misrepresentation of the relevant Codemasters Representative). Each Codemasters Representative to which this clause applies will have the right, under the Contracts (Rights of Third Parties) Act 1999, to enforce his or her rights against Take-Two under this clause.

13.	Costs

13.1	For the avoidance of any doubt, Take-Two shall be responsible for paying the Panel’s document charges in respect of the Acquisition.

13.2

Except as otherwise provided in this Agreement, each party shall pay its own costs incurred in connection with negotiating, preparing and completing this Agreement or otherwise in connection with the Acquisition.

14.	Entire agreement

14.1

Without prejudice to the terms of the Announcement or the Acquisition Document, this Agreement and the Confidentiality Agreement together set out the entire agreement between the parties relating to the Acquisition and supersede any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to the Acquisition.

14.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement or the Confidentiality Agreement.

14.3

Except in the case of fraud or fraudulent misrepresentation, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement or the Confidentiality Agreement.

14.4

For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or the Confidentiality Agreement made or given by any person at any time prior to the entry into of this Agreement.

14.5	Nothing in this Agreement shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

15.	Assignment

Unless the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

16.	Notices

16.1

Any notice to be given by one party to the other party in connection with this Agreement shall be in writing in English and signed by or on behalf of the party giving it. It shall be delivered by hand, e-mail, registered post or courier.

16.2	A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by e-mail. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

16.3	The addresses and e-mail addresses of the parties for the purpose of clause 16.1 are:

Take-Two

Address:	110 West 44th Street, New York, New York 10036

E-mail:	dan.emerson@take2games.com

For the attention of:	Dan Emerson

with a copy (which shall not constitute notice) to:

Address:	Willkie Farr & Gallagher (UK) LLP, CityPoint, 1 Ropemaker
Street EC2Y 9AW

E-mail:	aturteltaub@willkie.com; ffeuillat@willkie.com

For the attention of:	Adam Turteltaub / François Feuillat

Codemasters

Address:	Codemasters Campus, Stoneythorpe, Southam, Warwickshire,
CV47 2DL, England

E-mail:	frank.sagnier@codemasters.com;
rashid.varachia@codemasters.com

For the attention of:	Frank Sagnier/Rashid Varachia

with a copy (which shall not constitute notice) to:

Address:	Gowling WLG (UK) LLP, 4 More London Riverside, London
SE1 2AU

E-mail:	sunil.kakkad@gowlingwlg.com;
jeffrey.elway@gowlingwlg.com

For the attention of:	Sunil Kakkad / Jeffrey Elway

16.4	Each party shall notify the other party in writing of any change to its details in clause 16.3 from time to time.

17.	Language

Each language of communication under or in connection with this Agreement shall be in English.

18.	Waivers, rights and remedies

18.1	The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies, whether provided by Law or otherwise.

18.2

No failure to exercise, or delay in exercising, any right under this Agreement or provided by Law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this Agreement or provided by Law shall not preclude any further exercise of it.

18.3

Without prejudice to any other rights or remedies that the other party may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by it of this Agreement and that accordingly the other parry may be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

19.	No partnership

No provision of this Agreement creates a partnership between the parties or makes a party the agent of the other party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for the other party in any way or for any purpose.

20.	Further assurances

At the cost of the requesting party, each party shall (and shall procure that members of its respective group shall and shall use reasonable endeavours to procure that any necessary third party shall) execute such documents and do such acts and things as the requesting party may reasonably require for the purpose of giving the full benefit of this Agreement to the requesting party.

21.	Counterparts

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

22.	Variations

22.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

22.2	If this Agreement is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the parties under this Agreement shall remain in force, except as, and only to the extent that, they are varied.

23.	Invalidity

23.1	Each of the provisions of this Agreement is severable.

23.2	If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Agreement, nor the validity or enforceability of that provision under the Law of any other jurisdiction, shall in any way be affected or impaired as a result of this clause 23.2.

24.	Third party enforcement rights

24.1

Each of the persons to whom clauses 9.1 and/or 9.2 and/or 12.3 applies may under the Contracts (Rights of Third Parties) Act 1999 enforce the terms of clauses 9.1 and/or 9.2 and/or 12.3 (as applicable). This right is subject to: (i) the rights of the parties to rescind or vary this Agreement without the consent of any other person and; (ii) the other terms and conditions of this Agreement.

24.2	Except as set out in clause 24.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

25.	Appointment of process agent

25.1

Take-Two irrevocably appoints Take Two Interactive Software Europe Limited (incorporated in England and Wales with registered no. 02739756) of 7 Savoy Court, London, WC2R 0EX as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Take-Two.

25.2	Take-Two agrees to inform Codemasters in writing of any change of address of such process agent within 7 days of such change.

25.3

If such process agent ceases to be able to act as such or to have an address in England, Take-Two irrevocably agrees to appoint a new process agent in England reasonably acceptable to Codemasters and to deliver to Codemasters within 14 days a copy of a written acceptance of appointment by the process agent.

25.4

Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

26.	Governing law and jurisdiction

26.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

26.2

The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement, including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For these purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

IN WITNESS WHEREOF this Agreement has been entered into on the date stated on page 1.

SIGNED by	)
for and on behalf of	)	/s/ Rashid Varachia
CODEMASTERS GROUP HOLDINGS PLC	)

SIGNED by	)
for and on behalf of	)	/s/ Matthew Breitman
TAKE-TWO INTERACTIVE SOFTWARE, INC.	)

[Signature Page to Co-operation Agreement]

Schedule 1

Form of Announcement

Schedule 2

Codemasters Share Option Schemes and Take-Two RSU Plan

Codemasters and Take-Two agree that the following arrangements will, where appropriate and subject to the Acquisition becoming effective in all respects, be implemented with respect to the Codemasters Share Option Schemes and the Take-Two RSU Plan.

In this Schedule 2, references to an “award” include a conditional right or an option to acquire Codemasters Shares pursuant to the Codemasters Share Option Schemes or a right under the Take-Two RSU Plan.

In the event that the Acquisition is effected by way of a Takeover Offer, references to “Court Sanction” in this Schedule 2 shall be read as if they refer to the date on which the Takeover Offer becomes or is declared unconditional in all respects.

1.	Operation of the Codemasters Share Option Schemes prior to the Effective Date

1.1

Take-Two acknowledges and agrees that subject always to Rule 21.1 of the Code, prior to the Effective Date, the Codemasters Board (and, where appropriate, the Codemasters Remuneration Committee) may operate the Codemasters Share Option Schemes as they consider appropriate in accordance with the existing rules of the applicable plan and Codemasters’ normal practice and, where relevant, the Company’s directors’ remuneration policy. For the avoidance of doubt, operate includes (without limitation):

(a)	subject to paragraphs 1.2 to 1.4 (inclusive) below, determining the terms of and granting new awards under the Codemasters Share Option Schemes;

(b)	satisfying the vesting, exercise and release of awards by issuing new Codemasters Shares; and

(c)	determining the treatment of awards for participants in the Codemasters Share Option Schemes who cease employment prior to the Effective Date.

1.2

The parties acknowledge and agree that the Codemasters Remuneration Committee has determined that Codemasters shall grant options prior to the Effective Date under the Codemasters LTIP over 91,464 Codemasters Shares with an exercise price of 1p per Codemasters Share to a group of 19 senior managers (the “New Codemasters LTIP Awards”).

1.3

The parties acknowledge and agree that the Codemasters Remuneration Committee has determined that Codemasters shall, prior to the Effective Date, grant an option outside of the Codemasters NED Plan but on terms substantially similar to those of the Codemasters NED Plan (otherwise than as to exercise price) over 210,000 Codemasters Shares with an exercise price of £2.35 per Codemasters Share to Lisa Thomas (the “New Codemasters NED Award”):

1.4

The parties acknowledge and agree that the Codemasters Remuneration Committee has determined that Codemasters shall grant options to 119 employees prior to the Effective Date under the Codemasters ESOP over 149,581 Codemasters Shares with an exercise price of the closing middle-market price of a Codemasters Share on the day before an award is granted (or, if the Codemasters Remuneration Committee so determines, with an exercise price of the average closing middle-market price on the three preceding days before an award is granted) (the “New Codemasters ESOP Awards” and, together with the New Codemasters LTIP Awards and the New Codemasters NED Award, the “New Codemasters Awards”).

2.	Treatment of Codemasters Share Option Schemes awards in connection with the Acquisition

2.1

Take-Two acknowledges and agrees that the Codemasters Remuneration Committee may determine the treatment of outstanding awards under the Codemasters Share Option Schemes in connection with the Acquisition in accordance with the rules of the applicable plan and, where relevant, Codemasters’ directors’ remuneration policy, subject to the terms of this Agreement.

2.2

The parties agree that the Scheme Record Time (as specified in the Scheme Document) shall take place after the day of the Court Hearing to allow sufficient time for those participants in Codemasters Share Option Schemes who acquire Codemasters Shares on or before the day of the Court Hearing to have those Codemasters Shares acquired by Take-Two through the Scheme.

2.3

The parties agree that vesting, exercise and settlement under the Codemasters Share Option Schemes as described in this Schedule will be subject to the deductions for applicable taxes and National Insurance and any similar social security deductions or contributions.

2.4

Take-Two agrees to make an appropriate offer or proposal to the holders of the interests under the Codemasters Share Option Schemes in accordance with Rule 15 of the Code, as set out in this Schedule 2.

2.5

The parties to this Agreement acknowledge and agree that, in accordance with the rules of the Codemasters Share Option Schemes and, where relevant, Codemasters’ directors’ remuneration policy, outstanding awards which are unvested or not exercisable immediately before the Court Sanction will vest and become exercisable in accordance with the applicable plan rules at the time of the Court Sanction as determined by the Codemasters Remuneration Committee, subject to the following agreed principles:

(a)

Codemasters agrees that the Codemasters Remuneration Committee has determined that the applicable performance conditions that apply to the awards granted under the Codemasters LTIP have been satisfied in full or would be likely to be satisfied in full at the end of the relevant performance periods such that the awards will vest and become exercisable in full at the time of the Court Hearing; and

(b)

the parties agree that all outstanding awards (whether currently vested or unvested) under the Codemasters Share Option Schemes shall lapse at the expiry of a period of six months from the date of the Court Sanction.

3.	Employee communications and participation in the Acquisition

3.1	Codemasters agrees it shall:

(a)

prepare, in a form to be agreed between Codemasters and Take-Two, letters (which may be in electronic form) to be sent jointly from the Codemasters and Take-Two to participants in the Codemasters Share Option Schemes; and

(b)	arrange the delivery of such letters at the same time as, or as soon as reasonably practicable after, the posting of the Scheme Document (or such later time as the parties and the Panel may agree).

3.2

The letters will explain to participants the impact of the Acquisition on rights held under the relevant Codemasters Share Option Schemes and any Codemasters Shares they may receive in respect of such rights, explain Take-Two’s “Rule 15 proposals” and highlight any action participants may wish to take in anticipation of or in connection with the Acquisition and/or Take-Two’s “Rule 15 proposals”. Codemasters will agree to terms in the letters which reflect points it has already agreed on in signing this Agreement.

4.	Operation of the Take-Two RSU Plan after the Effective Date

Take-Two agrees that after the Effective Date it shall:

(a)

grant awards under the Take-Two RSU Plan to Frank Sagnier having a value equivalent to 186,667 Codemasters Shares at the offer price of 485 pence per Codemasters Share (£905,335) vesting subject to continued employment on 31 March 2022 or on cessation of employment as a good leaver (whichever is the earlier);

(b)

grant awards under the Take-Two RSU Plan to Rashid Varachia having a value equivalent to 140,000 Codemasters Shares at the offer price of 485 pence per Codemasters Share (£679,000) vesting subject to continued employment on 31 March 2022 or on cessation of employment as a good leaver (whichever is the earlier);

(c)

grant awards under the Take-Two RSU Plan to Clive Moody having a value equivalent to 210,000 Codemasters Shares at the offer price of 485 pence per Codemasters Share (£1,018,500) subject to three year vesting as to 50% equally over three years and as to 50% based on achievement of targets for growth in the profit contribution made by Codemasters to the Take-Two group;

(d)

grant awards under the Take-Two RSU Plan to Jonathan Bunney having a value equivalent to 210,000 Codemasters Shares at the offer price of 485 pence per Codemasters Share (£1,018,500) subject to three year vesting as to 50% equally over three years and as to 50% based on achievement of targets for growth in the profit contribution made by Codemasters to the Take-Two group;

(e)

grant awards under the Take-Two RSU Plan to a group comprising 29 members of Codemasters’ management having a total value equivalent to 489,886 Codemasters Shares at the offer price of 485 pence per Codemasters Share (£2,375,947) subject to three year vesting as to 50% equally over three years and as to 50% based on achievement of targets for growth in the profit contribution made by Codemasters to the Take-Two group;

(f)

grant awards under the Take-Two RSU Plan to Codemasters employees (other than the individuals referred to paragraphs 4(a) to 4(d) above) having a total value equivalent to 483,573 Codemasters Shares at the offer price of 485 pence per Codemasters Share (£2,345,329) subject to three year vesting as to 50% equally over three years and as to 50% based on achievement of targets for growth in the profit contribution made by Codemasters to the Take-Two group.

5.	General

Codemasters and Take-Two agree that the Codemasters Resolutions shall include a resolution proposing an amendment to Codemasters’ articles of association by the adoption and inclusion of a new article under which any Codemasters Shares issued after the Codemasters General Meeting shall either be subject to the Scheme or (after the Effective Date) shall be immediately transferred to Take-Two (or as it may direct) in exchange for the same consideration to be paid by Take-Two as is due under the Scheme.